Exhibit 99.1

NEXMETALS ANNOUNCES RESULTS OF

annual General Meeting of shareholders

Vancouver, British Columbia, May 27, 2026 – NexMetals Mining Corp. (TSXV: NEXM) (NASDAQ: NEXM) (the “Company” or “NEXM”) is pleased to announce the results of its 2026 Annual General Meeting of Shareholders (the “Meeting”) held earlier today. All proposed resolutions, set out in the Company’s notice of meeting and management information circular dated April 23, 2026, were approved.

Shareholders elected Paul Martin (Chairman), Mark Christensen, Jason LeBlanc, Keith Marshall, Warwick Morley-Jepson, André van Niekerk, Philipa Varris and Sean Whiteford to the board of directors, each to hold office until the next annual meeting of shareholders or until their successors are duly elected or appointed. Shareholders further approved the re-appointment of MNP LLP as the Company’s auditors for the ensuing year and approved the Company’s Omnibus Equity Incentive Plan (the “Plan”).

Additional voting details will be provided in a Report of Voting Results to be filed by the Company on SEDAR+.

Following the Meeting, an aggregate of 153,100 deferred share units (“DSUs”) were granted to directors of the Company effective May 27, 2026 pursuant to the Plan. The DSUs have been granted at a deemed price of $4.55 per DSU, representing the 90-Day volume weighted average price of the Company’s shares on the TSX Venture Exchange as of May 21, 2026. Of the total DSUs granted, 41,000 DSUs were granted in respect of director services provided from January 1, 2026 to May 27, 2026, with the remaining 112,100 DSUs granted in respect of director compensation for the 2026–2027 term commencing following the Meeting.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101- and Regulation S-K 1300-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

For further information about NexMetals Mining Corp., please contact:

Sean Whiteford, CEO

info@nexmetalsmining.com

1-866-794-NEXM (6396)

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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